Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX International Corporation Reports its

Fiscal 2023 Third Quarter Financial Results

ORLANDO, FL. – January 9, 2023 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced its financial results for its Fiscal 2023 third quarter ended November 30, 2022.

Commenting on the Company’s results and business outlook, Pat Lavelle, President and Chief Executive Officer stated, “As expected, we were profitable in the third quarter, as the steps we have taken to improve gross margins and reduce expenses had a more positive impact on our business. However, sales and profitability were significantly curtailed by the current state of the global economies and ongoing supply chain issues. While reported Holiday sales were up, industry-wide CE sales declined year-over-year as consumer discretionary spending is down, retailers are carrying high inventory positions and in-store retail traffic slowed. This impacted sales of our Automotive Aftermarket and Premium Audio products the most, and we also had to manage through OEM customers shutting production lines due to chip shortages. We expect continued softness in the market and are preparing accordingly.”

“Despite some of the near-term headwinds, we remain steadfast in our belief that VOXX is well positioned for growth in the years ahead. Our brands, products, distribution and customer relationships have never been stronger and we have been awarded significant OEM business that runs several years out. We are also increasing production of Onkyo and Pioneer related products to meet the demand from our North America customers and new distributors, while preparing to open up production to serve select global markets. The expected growth from both Automotive OEM and the contributions from Onkyo and Pioneer should help offset market weakness and as economies across the globe stabilize, other areas of our business are poised for growth as well. We are weathering the storm, controlling what we can and ensuring we have the resources and flexibility to drive value.”

Fiscal 2023 and Fiscal 2022 Third Quarter Comparisons

Net sales in the Fiscal 2023 third quarter ended November 30, 2022, were $143.1 million as compared to net sales of $191.9 million in the Fiscal 2022 third quarter ended November 30, 2021, a decrease of $48.8 million or 25.4%.

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Automotive Electronics segment net sales in the Fiscal 2023 third quarter were $48.6 million as compared to $61.6 million in the comparable year-ago period, a decrease of $13.0 million or 21.2%. For the same comparable periods, OEM product sales were $19.1 million, up $0.6 million, with the increase driven primarily by higher sales of OEM remote start and security products, as well as OEM safety products. Aftermarket product sales were $29.4 million, a decline of $13.6 million, which was primarily driven by lower sales of aftermarket security products, higher customer inventory on hand, fewer vehicles due to supply chain shortages and a slowing U.S. economy.

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Consumer Electronics segment net sales in the Fiscal 2023 third quarter were $94.1 million as compared to $129.7 million in the comparable year-ago period, a decrease of $35.6 million or 27.5%. For the same comparable periods, Premium Audio product sales were $73.5 million, a decline of $31.4 million and other CE product sales were $20.6 million, a decline of $4.2 million. Lower segment sales were primarily attributable to lower domestic sales of premium home theater speakers and wireless speaker products, lower European sales of premium and non-premium speaker products and accessories, and declines in other CE categories due to a slowing of the global economy and other factors. As an offset, the Company experienced an increase in domestic sales of Onkyo and Pioneer related products of $9.4 million.

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Biometrics segment net sales in the Fiscal 2023 third quarter were $0.3 million as compared to $0.4 million in the comparable year-ago period, with the decline primarily related to lower sales of the Company’s NIXT product as it was a newer product on the market in the prior fiscal year. The Company anticipates a ramp up in sales moving forward as a result of new projects awarded and a growing pipeline across multiple industry verticals.

On a sequential basis, when compared to the Fiscal 2023 second quarter ended August 31, 2022, Fiscal 2023 third quarter net sales increased $17.4 million or 13.8%.

The gross margin in the Fiscal 2023 third quarter was 26.0% as compared to 26.9% in the Fiscal 2022 third quarter, a decline of 90 basis points. For the same comparable periods, the Company reported:

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Automotive Electronics segment gross margin of 24.6% as compared to 23.8%. The year-over-year improvement of 80 basis points was primarily driven by steps taken to mitigate higher supply chain costs, ongoing supply chain constraints and higher tariffs, and the Company began to see a greater positive impact in the Fiscal 2023 third quarter. The improvement was also driven by the positive impact from lower satellite radio product sales, which historically are sold at lower margin, partially offset by lower margins on certain OEM rear-seat entertainment and lower sales of automotive safety products, the latter of which are traditionally are sold at higher margin.

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Consumer Electronics segment gross margin of 26.6% as compared to 28.3%. The year-over-year decline of 170 basis points was primarily driven by higher supply chain costs and surcharges, lower sales of premium home theater speaker products and, an increase in sales of lower margin products to discount channel customers in Europe. This was partially offset by mitigation steps the Company has taken through pricing adjustments and other sourcing strategies, as well as the positive impact to margins of higher sales of Onkyo and Pioneer products.

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Biometrics segment gross margin of 22.7% as compared to 32.1%. The year-over-year decline in gross margin was primarily related to the decrease in sales of higher margin NIXT products compared to the prior year, as well as due to certain high volume, low margin discounted sales made that were not present in the prior Fiscal year. While gross margin percentage declined, the dollar impact was minimal based on low sales volumes.

On a sequential basis, when compared to the Fiscal 2023 second quarter ended August 31, 2022, Fiscal 2023 third quarter gross margin improved by 270 basis points.

Total operating expenses in the Fiscal 2023 third quarter were $34.8 million as compared to $43.9 million in the comparable Fiscal 2022 period, a decline of $9.1 million or 20.7%. For the same comparable periods:

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Selling expenses of $11.4 million declined by $2.5 million or 17.7%, driven by lower commission expense, salaries and benefits expenses, headcount reductions and both salary and bonus reductions, as well as lower web platform expenses, offset by the higher cost of online platform fees, among other factors.

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General and administrative expenses of $16.2 million declined by $3.8 million or 19.1%, driven by lower salary expenses, legal and professional fees, and other cost cutting measures. Additionally, the Company incurred restructuring related expenses of $0.3 million related to the relocation of certain OEM production operations from Florida to Mexico, and which consisted primarily of severance expense and moving costs. Lastly, bad debt expense declined by $0.3 million as a result of greater reserve releases as compared to the prior Fiscal year.

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Engineering and technical support expenses of $7.2 million declined by $2.5 million or 26.1%, primarily due to lower research and development expenses related to headcount reductions in the Biometrics segment that took place at the end of Fiscal 2022, and lower development expenses across each of the Company’s business segments. Additionally, direct labor expenses declined primarily as a result of salary and benefits, as well as bonus reductions related to cost cutting measures.

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Acquisition costs declined by $0.3 million as the Company incurred acquisitions costs in the Fiscal 2022 third quarter associated with the asset purchase agreement signed with Onkyo Home Entertainment Corporation and the joint venture created with Sharp Corporation to complete the transaction. There were no acquisition costs incurred in the Fiscal 2023 third quarter.

On a sequential basis, when compared to the Fiscal 2023 second quarter ended August 31, 2022, Fiscal 2023 third quarter operating expenses declined by $4.4 million or 11.3%.

The Company reported operating income in the Fiscal 2023 third quarter of $2.3 million as compared to operating income of $7.8 million in the Fiscal 2022 third quarter.

Total other income/expense, net, in the Fiscal 2023 third quarter was $0.0 as compared to a loss of $38.1 million in the Fiscal 2022 third quarter. The variance primarily relates to an Interim arbitration award expense of $39.4 million related to the Seaguard arbitration incurred in the prior year. Interest and bank charges increased by approximately $0.7 million, equity in income of equity investee declined by $0.2 million and other, net, increased by $0.6 million when comparing the Fiscal 2023 and Fiscal 2022 third quarter periods.

Net income attributable to VOXX International Corporation in the Fiscal 2023 third quarter was $7.4 million as compared to a net loss attributable to VOXX International Corporation of $28.1 million in the comparable Fiscal 2022 period. The Company reported basic and diluted income per share attributable to VOXX International Corporation of $0.30 in the Fiscal 2023 third quarter as compared to a basic and diluted net loss per common share attributable to VOXX International Corporation of $1.16, in the comparable Fiscal 2022 period.

The Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2023 third quarter of $7.7 million as compared to an EBITDA loss in the Fiscal 2022 third quarter of $24.8 million. Adjusted EBITDA in the Fiscal 2023 third quarter was $9.0 million as compared to Adjusted EBITDA in the Fiscal 2022 third quarter of $15.8 million.

Fiscal 2023 and Fiscal 2022 Nine-Month Comparisons

Net sales in the Fiscal 2023 nine-month period ended November 30, 2022, were $397.5 million as compared to net sales of $472.0 million in the Fiscal 2022 nine-month period ended November 30, 2021, a decline of $74.5 million or 15.8%.

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Automotive Electronics segment net sales in the Fiscal 2023 nine-month period were $125.4 million as compared to $150.0 million in the comparable year-ago period, a decline of $24.7 million or 16.4%. For the same comparable periods, OEM product sales were $51.1 million as compared to $49.9 million, an increase of $1.2 million or 2.5%, and aftermarket product sales were $74.3 million as compared to $100.2 million, a decline of $25.9 million or 25.8%.

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Consumer Electronics segment net sales in the Fiscal 2023 nine-month period were $271.1 million as compared to $320.8 million in the comparable Fiscal 2022 nine-month period, a decline of $49.7 million or 15.5%. For the same comparable periods, Premium Audio product sales were $212.6 million as compared to $252.6 million, a decline of $40.0 million or 15.8%, and Other Consumer Electronics product sales were $58.4 million as compared to $68.2 million, a decline of $9.7 million or 14.3%.

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Biometrics segment net sales for the Fiscal 2023 nine-month period were $0.7 million as compared to $0.8 million in the comparable Fiscal 2022 nine-month period, a decline of 15.1%.

The gross margin in the Fiscal 2023 nine-month period was 25.1% as compared to 26.6% in the Fiscal 2022 nine-month period, a decline of 150 basis points. Within the segments for the same comparable periods:

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Automotive Electronics segment gross margin was 23.8% as compared to 24.7%, down 90 basis points.

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Consumer Electronics segment gross margin of 25.5% as compared to 27.4%, down 190 basis points.

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Biometrics segment gross margins of 31.3% as compared to gross margin of 28.4%.

Total operating expenses in the Fiscal 2023 nine-month period were $114.0 million as compared to $120.9 million in the comparable Fiscal 2022 nine-month period, a decline of $6.9 million or 5.7%. Within this and for the same comparable nine-month periods:

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Selling expenses of $35.6 million declined by $1.6 million, or 4.3%.

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General and administrative expenses of $54.4 million declined by $2.2 million, or 3.8%.

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Engineering and technical support expenses of $23.8 million were essentially flat.

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Acquisition costs of $0.1 million declined by $3.1 million, or 95.9%.

The Company reported an operating loss in the Fiscal 2023 nine-month period of $14.3 million as compared to operating income of $4.7 million in the comparable Fiscal 2022 nine-month period.

Total other income/expense, net, for the nine-month period ended November 30, 2022, was a loss of $3.9 million as compared to a loss of $33.6 million for the nine-month period ended November 30, 2021, an improvement of $29.8 million. Within this and for the same comparable nine-month periods:

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Interest and bank charges of $3.1 million increased by $1.3 million.

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Equity in income of equity investees of $5.4 million declined by $1.6 million.

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Interim arbitration award of $3.0 million improved by $36.5 million.

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Other, net decreased by $3.8 million, as the Company had net foreign currency losses of $3.9 million in the Fiscal 2023 nine-month period as compared to net foreign currency losses of $0.3 million in the comparable Fiscal 2022 nine-month period.

Net loss attributable to VOXX International Corporation in the Fiscal 2023 nine-month period was $9.3 million as compared to a net loss attributable to VOXX International Corporation of $25.1 million in the comparable Fiscal 2022 period. The Company reported a basic and diluted net loss per share attributable to VOXX International Corporation of $0.38 in the Fiscal 2023 nine-month period as compared to a basic and diluted net loss per common share attributable to VOXX International Corporation of $1.03 in the comparable Fiscal 2022 period.

EBITDA in the Fiscal 2023 nine-month period was a loss of $3.2 million as compared to an EBITDA loss in the Fiscal 2022 nine-month period of $15.2 million. Adjusted EBITDA in the Fiscal 2023 nine-month period was $5.6 million as compared to Adjusted EBITDA in the Fiscal 2022 nine-month period of $30.3 million.

Seaguard Electronics LLC

On March 3, 2022, the Arbitrator issued a Partial Final Award on Bifurcated Issue in the amount of $39.4 million plus $0.8 million for its attorneys’ fees and costs. On March 11, 2022, the Arbitrator fixed the schedule of the patent portion of the bifurcated arbitration, with a trial date set for October 16, 2023. The Company has put its suppliers on notice of its indemnification rights with respect to the alleged infringing products. On March 14, 2022, Seaguard filed a Petition in the United States District Court, Central District of California, Western Division, to confirm the Partial Final Award. On April 25, 2022, the Company filed its opposition to Seaguard’s Petition to Confirm and a Counter-Petition to Vacate the Partial Final Award. On May 31, 2022, the Court ordered the matter taken under submission for decision without oral hearing. The Court has since issued an Order informing the parties that it will rule on the pending Petitions by August 3, 2023.

During Fiscal 2022, the Company recorded an accrual for the interim arbitration award in the amount of $39.4 million. During the three and nine-months ended November 30, 2022, the Company accrued additional charges of $1.0 million and $3.0 million, respectively, representing interest expense related to the interim arbitration award accrued during Fiscal 2022, which would be payable if the interim award is confirmed and not vacated by the U.S. District Court or an appellate court. At November 30, 2022 and February 28, 2022, the Company has a total accrued balance of $42.4 million and $39.4 million, respectively, on the accompanying Consolidated Balance Sheet related to the interim arbitration award, to be paid if confirmed and not vacated by the U.S. District Court or an appellate court.

Balance Sheet Update

As of November 30, 2022, the Company had cash and cash equivalents of $8.5 million as compared to $27.8 million as of February 28, 2022. Total debt as of November 30, 2022 was $47.2 million as compared to $13.2 million as of February 28, 2022. The increase in total debt for the comparable periods is primarily related to $37.0 million outstanding on the Company’s Domestic Credit Facility as of November 30, 2022, partially offset by the absence of debt related to the Company’s Euro Asset-Based Lending Obligation for VOXX Germany. Debt associated with the Company’s Florida mortgage declined by $0.4 million and debt associated with the Company’s shareholder loan payable to Sharp Corporation declined by $0.7 million. Total long-term debt, net of debt issuance costs as of November 30, 2022 was $45.9 million as compared to $9.8 million as of February 28, 2022.

Conference Call Information

The Company will be hosting its conference call and webcast on Tuesday, January 10, 2023 at 10:00 a.m. ET.

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To attend the webcast: https://edge.media-server.com/mmc/p/tomomefo

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To access by phone: https://register.vevent.com/register/BIed4b330a76244d88aa2641c36e1862b5

Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Those wishing to ask questions following management’s remarks should use the dial-in numbers provided.

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A replay of the webcast will be available approximately two hours after the call and archived under “Events and Presentations” in the Investor Relations section of the Company’s website at https://investors.voxxintl.com/events-and-presentations

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net income (loss) attributable to VOXX International Corporation and Subsidiaries, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, foreign currency (gains) losses, restructuring expenses, acquisition costs, certain non-routine legal and professional fees, and awards. Depreciation, amortization, stock-based compensation, and foreign currency (gains) losses are non-cash items.

We present EBITDA and Adjusted EBITDA in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2022, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, global supply shortages and logistics costs and delays; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic, the War in the Ukraine and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.co

Tables to Follow

VOXX International Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	November 30, 2022	February 28, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,477	$27,788
Accounts receivable, net	91,882	105,625
Inventory	192,996	174,922
Receivables from vendors	138	363
Prepaid expenses and other current assets	20,397	21,340
Income tax receivable	7,943	734
Total current assets	321,833	330,772
Investment securities	1,167	1,231
Equity investment	22,444	21,348
Property, plant and equipment, net	47,903	49,794
Operating lease, right of use asset	3,905	4,464
Goodwill	72,375	74,320
Intangible assets, net	92,993	101,450
Deferred income tax assets	38	40
Other assets	3,748	3,245
Total assets	$566,406	$586,664
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$48,734	$76,665
Accrued expenses and other current liabilities	44,486	54,659
Income taxes payable	2,080	2,714
Accrued sales incentives	25,466	23,755
Interim arbitration award payable	42,403	39,444
Contract liabilities, current	3,796	4,373
Current portion of long-term debt	500	2,406
Total current liabilities	167,465	204,016
Long-term debt, net of debt issuance costs	45,860	9,786
Finance lease liabilities, less current portion	94	78
Operating lease liabilities, less current portion	2,735	3,298
Deferred compensation	1,167	1,231
Contingent consideration, less current portion	5,209	5,750
Deferred income tax liabilities	5,228	5,300
Other tax liabilities	929	1,083
Prepaid ownership interest in EyeLock LLC due to GalvanEyes LLC	6,068	2,451
Other long-term liabilities	3,144	3,508
Total liabilities	237,899	236,501
Commitments and contingencies
Redeemable equity	3,996	3,550
Redeemable non-controlling interest	(932)	511
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,538,184 and 24,476,847 shares issued and 21,398,005 and 21,614,629 shares outstanding at November 30, 2022 and February 28, 2022, respectively	246	245
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both November 30, 2022 and February 28, 2022	22	22
Paid-in capital	296,456	300,453
Retained earnings	117,251	126,573
Accumulated other comprehensive loss	(19,851)	(17,503)
Less: Treasury stock, at cost, 3,140,179 and 2,862,218 shares of Class A Common Stock at November 30, 2022 and February 28, 2022, respectively	(27,913)	(25,138)
Less: Redeemable equity	(3,996)	(3,550)
Total VOXX International Corporation stockholders' equity	362,215	381,102
Non-controlling interest	(36,772)	(35,000)
Total stockholders' equity	325,443	346,102
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$566,406	$586,664

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended November 30,		Nine months ended November 30,
	2022	2021	2022	2021
Net sales	$143,055	$191,871	$397,492	$472,040
Cost of sales	105,918	140,167	297,859	346,455
Gross profit	37,137	51,704	99,633	125,585
Operating expenses:
Selling	11,413	13,864	35,563	37,169
General and administrative	16,223	20,049	54,435	56,609
Engineering and technical support	7,171	9,706	23,844	23,824
Acquisition costs	—	287	136	3,279
Total operating expenses	34,807	43,906	113,978	120,881
Operating income (loss)	2,330	7,798	(14,345)	4,704
Other (expense) income:
Interest and bank charges	(1,460)	(730)	(3,101)	(1,840)
Equity in income of equity investee	2,022	2,206	5,373	6,964
Interim arbitration award	(986)	(39,444)	(2,958)	(39,444)
Other, net	460	(143)	(3,169)	675
Total other income (expense), net	36	(38,111)	(3,855)	(33,645)
Income (loss) before income taxes	2,366	(30,313)	(18,200)	(28,941)
Income tax benefit	(3,988)	(641)	(5,788)	(374)
Net income (loss)	6,354	(29,672)	(12,412)	(28,567)
Less: net loss attributable to non-controlling interest	(1,067)	(1,551)	(3,090)	(3,473)
Net income (loss) attributable to VOXX International Corporation and Subsidiaries	$7,421	$(28,121)	$(9,322)	$(25,094)
Other comprehensive income (loss):
Foreign currency translation adjustments	957	(1,835)	(2,665)	(2,797)
Derivatives designated for hedging	78	184	264	466
Pension plan adjustments	(19)	36	53	59
Other comprehensive income (loss), net of tax	1,016	(1,615)	(2,348)	(2,272)
Comprehensive income (loss) attributable to VOXX International Corporation and Subsidiaries	$8,437	$(29,736)	$(11,670)	$(27,366)
Income (loss) per share - basic: Attributable to VOXX International Corporation and Subsidiaries	$0.30	$(1.16)	$(0.38)	$(1.03)
Income (loss) per share - diluted: Attributable to VOXX International Corporation and Subsidiaries	$0.30	$(1.16)	$(0.38)	$(1.03)
Weighted-average common shares outstanding (basic)	24,389,375	24,289,909	24,408,541	24,279,084
Weighted-average common shares outstanding (diluted)	24,621,359	24,289,909	24,408,541	24,279,084

Reconciliation of GAAP Net Income Attributable to

VOXX International Corporation to EBITDA and Adjusted EBITDA

	Three months ended November 30,		Nine months ended November 30,
	2022	2021	2022	2021
Net income (loss) attributable to VOXX International Corporation and Subsidiaries	$7,421	$(28,121)	$(9,322)	$(25,094)
Adjustments:
Interest expense and bank charges (1)	1,263	565	2,500	1,357
Depreciation and amortization (1)	3,053	3,378	9,406	8,891
Income tax benefit	(3,988)	(641)	(5,788)	(374)
EBITDA	7,749	(24,819)	(3,204)	(15,220)
Stock-based compensation	145	221	407	694
Foreign currency (gains) losses (1)	(223)	382	3,867	268
Restructuring expenses	303	—	532	—
Acquisition costs	—	287	136	3,279
Professional fees related to distribution agreement with GalvanEyes LLC	—	—	—	325
Non-routine legal fees	28	235	886	1,469
Interim arbitration award	986	39,444	2,958	39,444
Adjusted EBITDA	$8,988	$15,750	$5,582	$30,259

(1)
For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, depreciation and amortization, as well as foreign currency losses and (gains) have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC and Onkyo Technology KK.